                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     ASSET PURCHASE AGREEMENT, made this 31/st/ day of August 2000, by and among ORC Consumer, Inc., a Delaware corporation ("Buyer"), Opinion Research Corporation, a Delaware corporation ("ORC"), C/J Research, Inc., an Illinois corporation ("Seller"), Terence W. Cotter ("Terence") and Gary M. Cotter ("Gary") (Terence and Gary are hereinafter collectively referred to as the "Stockholders").

                                  BACKGROUND
                                  ----------

     Seller is engaged in the business of providing primary market research and marketing services (such business as heretofore conducted by Seller and as hereinafter conducted by Buyer is referred to as the "Business"). Stockholders own all of the issued and outstanding capital stock of Seller and are active in the control and operation of the Seller. ORC owns, directly or indirectly, all of the issued and outstanding capital stock of Buyer. Buyer desires to become engaged in the Business, to acquire certain of the assets of Seller, to assume certain of the liabilities of Seller and to employ Stockholders for their knowledge and expertise in the Business, and Seller desires to sell and assign such assets and liabilities to Buyer and Stockholders are willing to provide such expertise to Buyer, all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties, intending to be legally bound, agree as follows:

1.   Sale and Purchase of Assets.  On the Closing Date (as hereinafter defined),
     ----------------------------
Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, assume and accept from Seller, free and clear of all liens and encumbrances, all right, title and interest in and to all of the assets of Seller of every nature and description, both tangible and intangible, except as explicitly excluded in Paragraph 2 of this Agreement (the "Assets"), including without limitation the following:

(a) The leasehold interests described on Schedule 6(f) (the "Leases") and all leasehold improvements relating thereto.

(b) All operating assets and properties of every nature, kind and description owned by Seller including, without limitation:

(i) all computer, telecommunications and other, equipment, furniture, fixtures, supplies and other tangible personal property;

(ii) all accounts and notes receivable or other rights to payment of any nature relating to the Business;

(iii) all customer and supplier lists, price lists, files, books and records, invoices, ledgers, sales orders and acknowledgments, customer files and account histories (excluding those subject to confidentially agreements not assigned to Buyer), sales literature and promotional materials, and any other data relating to the operation of the Business;

(iv) all operating data including, without limitation, software manuals and other technical papers; and

(v) all deposits and prepaid assets and expenses relating to the Assets.

(c) All intangible assets and properties of every nature, kind and description, including, without limitation:

(i) the exclusive right to the name "C/J Research, Inc. and any variations thereof;

(ii) all trademarks, service marks, logos, trade or brand names, fictitious names, copyrights and any applications therefor;

(iii) all patents, patent applications, trade secrets and processes, know-how, software inventions, discoveries, ideas, concepts, designs, improvements, technology, and all other technical data, and all written, printed and other tangible materials embodying or containing any of the foregoing;

(iv) all rights to operate the Business as a going concern, to hire any past or present employees, and to do business with all present customers and suppliers;

(v)            all right and interest to and in any goodwill;

(vi) all telephone numbers and telephone advertising listings and related agreements;

(vii) all licenses, permits and approvals that are transferable or assignable; and

(viii) all of Seller's rights, powers, privileges and claims under all contracts, leases, insurance policies and other agreements of Seller set forth on Schedule 1(c)(viii) (the "Assumed Contracts") excluding those listed on
Schedule 2.

2.   Excluded Assets.  Notwithstanding anything to the contrary contained in
     ----------------
this Agreement, the parties hereto agree that the term "Assets" does not include those assets, contracts and rights of Seller identified on Schedule 2 attached hereto (collectively, "Excluded Assets"); and Buyer is not purchasing, nor does it have any interest in or right to purchase the Excluded Assets.

3.   Assumption of Certain Liabilities.
     ----------------------------------

(a) With the exception of those liabilities expressly assumed by Buyer in accordance with the provisions of subparagraph 3(b) (the "Liabilities"), Buyer does not assume and shall in no event be liable for any debts, liabilities or obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise. Without limiting the foregoing, Buyer does not assume (i) any liability for Taxes (as hereinafter defined) payable for any periods prior to and including the Closing Date, (ii) any long term or bank debt, (iii) except and to the extent reflected on the Closing Balance Sheet (as hereinafter defined), any liability or obligation to any employee, director, officer or Stockholders, including without limitation, any liability in connection with any Employee Benefit Plan (as hereinafter defined), (iv) any liability or obligation for brokerage commissions, finders' fees or professional services of any kind incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, and (v) any liability or obligation arising as a result of, or which existence constitutes, a breach of any of Seller's or Stockholders' representations or warranties contained in this Agreement.

(b)       Buyer hereby assumes only the following liabilities and obligations of
Seller:

(i) liabilities and obligations arising from and after the Closing Date under the Assumed Contracts,

(ii) all liabilities and obligations specifically reflected on the Closing Balance Sheet, and

(iii)          all other liabilities listed on Schedule 3(b)(iii).

4.   Purchase Price; Adjustment; Allocation.
     ---------------------------------------

(a)       Purchase Price.  In consideration of the Assets and the obligations
          ---------------
under the Seller Agreement Not To Compete attached hereto as Exhibit "A", Buyer hereby assumes the Liabilities and agrees to pay Seller the sum of $9,225,000, subject to adjustment as described below, payable on the Closing Date as follows:

(i) the sum of $8,325,000 in immediately available funds payable by wire transfer to an account(s) designated by Seller on the Closing Date; and

(ii) the sum of $900,000 shall be deposited by Buyer with a federally insured financial institution selected by Buyer and Seller (the "Escrow Agent") pursuant to, and to be held, applied, invested, reinvested and disbursed in accordance with, an escrow agreement substantially in the form of Exhibit "B" (the "Escrow Agreement").

(b)       Post-Closing Adjustment.  It is the intention and agreement of the
          -----------------------
parties hereto that the Closing Book Value (as hereinafter defined) as of the Closing Date be not less than $637,000. Seller shall prepare and deliver to Buyer within 45 days after the Closing Date a Closing Balance Sheet prepared in accordance with generally accepted accounting principles, consistently applied, including, without limitation, Seller's historic method of recognizing revenue on the "percentage of completion method", from which the computation of the Closing Book Value shall be derived. Seller's determination of the Closing Book Value shall be subject to verification by Buyer or its independent auditors within (i) 90 days of the date of delivery of such information to Buyer, or (ii) 120 days from the Closing Date, whichever is later (the "Verification Period"), during which period Buyer and its independent auditors shall have access to the work papers and such other documents and information relating to the preparation of the Closing Balance Sheet as it shall reasonably request. Within the Verification Period, Buyer shall notify Seller of any dispute with respect to the determination of the Closing Book Value, otherwise the Closing Book Value shall be final and binding on the parties. Any such dispute which cannot be resolved after good faith negotiations within 30 days from the date Seller is so notified shall be referred to PricewaterhouseCoopers LLP, whose determination on such matters shall be final and binding on the parties and whose fees and expenses shall be shared equally by Buyer and Seller. The parties shall use their best efforts to cause such accounting firm to make its determination within 30 days after the matters in dispute have been referred to such accounting firm. If the Closing Book Value is determined to be less than $637,000, any such deficiency shall be paid by Seller and/or Stockholders, jointly and severally, to Buyer. If the Closing Book Value is determined to be greater than $637,000, any excess (less the face value of any accounts receivable not collected within 120 days after the Closing Date) shall be paid by Buyer and/or ORC, jointly and severally, to Seller. Any payment to be made as a result of this Paragraph 4(b) shall be made within 5 days after the Closing Book Value is finally determined, otherwise interest shall accrue from the date of such final determination on such unpaid amount at an annual rate of 3% in excess of the "prime rate" then in effect as quoted in The Wall Street Journal. The term "Closing Book Value" shall mean the book value of the Assets less the book value of the Liabilities as of the close of business on the Closing Date, computed in accordance with generally accepted accounting principles, consistently applied.

(c)       Allocation of Purchase Price.  The parties agree that the purchase
          -----------------------------
price shall be allocated as set forth on Exhibit "C". Such allocation shall be binding on the parties and all income tax or other information returns, including IRS Form 8594 ("Asset Acquisition Statement under Section 1060"), shall be filed in a manner consistent with such allocation.

5.   Other Agreements.
     ----------------

(a) Concurrently with the execution of this Agreement, Buyer and Terence shall enter into an employment agreement substantially in the form attached hereto as Exhibit "D" (the "Terence Employment Agreement").

(b) Concurrently with the execution of this Agreement, Buyer and Gary shall enter into an employment agreement substantially in the form attached hereto as Exhibit "E" (the "Gary Employment Agreement").

(c) Concurrently with the execution of this Agreement, Buyer and each of the key executives identified on Schedule 5(c) hereto (the "Key Executives") shall enter into an employment agreement substantially in the form attached hereto as Exhibit "F" (the "Key Executive Employment Agreements").

(d) Concurrently with the execution of this Agreement, ORC, Buyer and Terence shall enter into an agreement not to compete substantially in the form attached hereto as Exhibit "G" (the "Terence Non-Compete Agreement").

(e) Concurrently with the execution of this Agreement, ORC, Buyer and Gary shall enter into an agreement not to compete substantially in the form attached hereto as Exhibit "H" (the "Gary Non-Compete Agreement").

(f) Concurrently with the execution of this Agreement, ORC, Buyer and each of the Key Executives shall enter into an agreement not to compete substantially in the form attached hereto as Exhibit "I" (the "Key Executive Non-Compete Agreements").

6.   Representations, Warranties and Agreements of Seller and Stockholders with
     --------------------------------------------------------------------------
Respect to Seller.  As material inducement to Buyer to enter into this Agreement
------------------
and to close hereunder, Seller and Stockholders hereby jointly and severally make the following representations and warranties to Buyer:

(a)       Corporate Status; Authority.  Seller is a corporation duly organized,
          ----------------------------
validly existing and in good standing under the laws of the State of Illinois and is qualified as a foreign corporation in the State of Nevada, it being the only jurisdiction in which such qualification is necessary based on its present operations. Seller has the power and authority to own its properties and to carry on its business as it is now being conducted. Seller has the full legal right and power required to execute and deliver this Agreement and any and all assignments, bills of sale, deeds, agreements, documents or instruments to be executed and/or delivered in connection herewith (collectively the "Purchase Documents") and to perform its obligations hereunder and thereunder.

(b)       Ownership of Capital Stock of Corporation.  Stockholders own
          ------------------------------------------
beneficially and of record all outstanding shares of capital stock of Seller in accordance with the percentages set forth on Schedule 6(b).

(c)       Due Authorization; Validity of Agreement. The execution, delivery and
          -----------------------------------------
performance of this Agreement and the Purchase Documents have been duly authorized by Stockholders and directors of Seller and by all other necessary action, corporate or otherwise. This Agreement and the Purchase Documents have been duly executed and delivered and constitute, or will constitute when executed and delivered by Seller and Stockholders, the valid and binding obligation of Seller and Stockholders, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and except as enforcement of remedies may be limited by general equitable principles.

(d)       Subsidiaries and Joint Ventures.  Seller has no subsidiaries and does
          --------------------------------
not own any capital stock, security, partnership interest or other interest of any kind in any corporation, partnership, joint venture, association or other entity.

(e)       Financial Statements.  The Balance Sheets of Seller as of December 31,
          ---------------------
1999 (the "December Balance Sheet") and March 31, 2000 (the "Interim Balance Sheet") and the related Statements of Income and Retained Earnings, and all other Statements and related Schedules and Notes to the foregoing, if any, copies of all of which constitute Schedule 6(e), were prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods reported upon and with past periods, and fairly and accurately present the financial position of Seller as of the dates of such Balance Sheets and Statements, and the results of the operations of Seller for the periods reported upon, except that the Interim Balance Sheet does not contain customary adjustments and accruals for state taxes.

(f)       Real Estate.
          ------------

(i) Seller does not have any obligation or duty relating to, or any right, title or interest in, any real estate except those properties disclosed on Schedule 6(f) which Seller leases or subleases, as tenant or subtenant (the "Leased Properties" ). Disclosed on Schedule 6(f) are all title insurance policies insuring Seller's interest in any of the Leased Properties, true and correct copies of which are included in Schedule 6(f). All Leased Properties are available to be used without restriction in the conduct and operation of the business of Seller. The Leased Properties are in good operating condition and repair, ordinary wear and tear excepted, and to the knowledge of Seller and Stockholders, do not require any repairs other than normal routine maintenance to maintain them in good condition and repair.

(ii) Seller has not received any notice from any insurance company which has issued a policy with respect to any of the Leased Properties or from any public official or board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs, alterations or other work to, any of the Leased Properties, except for any notices as to which all defects and suggested repairs, alterations or other work have been fully performed. Seller has not received any notice from the applicable landlord that such landlord's insurance premium for landlord's fire and extended coverage insurance for the building of which Seller's Leased Property is a part has increased on account of the operations and activities conducted by Seller at its Leased Property.

(iii) There are no property management, employment, service, equipment, supply, security, maintenance, construction, concession or other agreements with respect to or affecting the Leased Properties that will burden Buyer after the date hereof, except as disclosed on Schedule 6(f)(iii).

(iv) To the knowledge of Seller and Stockholders, all certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction over the Leased Properties to the extent required to be obtained by the tenant or subtenant under the leases for the Leased Properties and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Leased Properties, have been paid for (to the extent applicable), are unconditional, valid and in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein. Seller and, to Seller's or Stockholders' knowledge, any subtenant of Seller under any of the Leases (defined herein), is (A) in compliance with the provisions of the Americans With Disabilities Act and the regulations promulgated thereunder, as they may be amended from time to time, and (B) in material compliance with all other laws applicable to the use and occupancy by a tenant of the Leased Properties.

(v) To the knowledge of Seller and Stockholders, there are no condemnation proceedings or any other proceeding in the nature of eminent domain (a "Taking") pending against any of the Leased Properties, and to Seller's or Stockholders' knowledge, no Taking has been threatened.

(vi) Each of the Leased Properties adjoins, or is part of a building or development which adjoins, dedicated public roadways and has, or is part of a building or development which has, access for motor vehicles to such roadways by valid easements and, to

Seller's or Stockholders' knowledge, there are no conditions existing which could result in the termination or reduction of the current access to existing roadways.

(vii) All essential utilities (including, but not limited to, water, sanitary sewer, storm sewer, gas, electricity and telephone service) are available to each of the Leased Properties.

(viii) (A) All leases or subleases and any and all amendments and supplements thereto (collectively, the "Leases") of the Leased Properties, whether oral or written, are disclosed on Schedule 6(f)(viii)(A), including for each its date, the name of the landlord (and owner if different from the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment, any scheduled or formula increases or decreases in base rent, a description of any provisions for tax or expense pass-throughs, the amount of any security deposit, the lease expiration date, all options to renew, expansion rights, termination rights, unfunded tenant improvement allowances and rights of first offer or refusal to purchase or lease and whether there are any non-disturbance agreements from mortgagees or paramount lessors; (B) Seller has delivered to Buyer true, correct and complete copies of all Leases, and all such non-disturbance agreements; (C) Seller is the holder of the lessee's or sublessee's interest, as applicable, in each Lease and Seller has not assigned any Lease or any interest therein or subleased any portion of the Leased Properties; (D) each Lease is in full force and effect;
(E) Seller is paying its rent currently and has not asserted any claim for set-off against rent which has not been resolved; (F) Seller is not and, to Seller's or Stockholders' knowledge, each landlord under any Lease is not in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by Seller or, to Seller's or Stockholders' knowledge, any landlord under any Lease; and (G) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.

(g)       Environmental Matters.  To Seller's and Stockholders' knowledge, the
          ---------------------
Leased Properties and all activities and conditions at the Leased Properties are in compliance with all laws, statutes, ordinances, regulations and orders concerning discharges to the air, soil, surface water or groundwater and concerning the storage, treatment or disposal of any waste or any substance defined as "hazardous" or "dangerous" under applicable law, and no such substance is present in or on the Leased Properties.

(h)       Personal Property.  Seller has good, valid and marketable title to all
          ------------------
tangible personal property reflected on the Interim Balance Sheet, and to all other personal property, tangible and intangible (including, but not limited to, Intellectual Property, as defined below), owned by it, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind or character. Seller is the owner, lessor, or licensee of all the personal property now located in or upon the premises occupied by it and of all personal property which it uses in the operation of its business. All equipment, furniture and fixtures, and other tangible personal property of Seller necessary for use in its business, is in good operating condition and repair, ordinary wear and tear excepted, and to the knowledge of Seller and Stockholders, does not require any repairs other than normal routine maintenance, to maintain such property in good operating condition and repair.

(i)       Intellectual Property.  Except as set forth on Schedule 6(i), Seller
          ----------------------
is the sole and exclusive owner of the Intellectual Property disclosed on
Schedule 6(i), possesses all Intellectual Property rights and licenses required for the conduct of the business and has the sole and exclusive right to use such Intellectual Property. As used herein, "Intellectual Property" shall include trademarks, trade and brand names, logos, service marks, copyrights, patents, pending patent applications, shoprights, know-how, trade secrets, computer programs and computer software and the like and other items commonly known as intellectual property. The Intellectual Property listed on Schedule 6(i) is the only Intellectual Property used by Seller in the operation of its business. No claim has been asserted against Seller involving any conflict or claim of conflict of Seller's Intellectual Property with the Intellectual Property of others or asserting any rights in Seller's Intellectual Property and Seller and Stockholders have no knowledge of any basis for any such claim or conflict. No service sold by Seller or any activity of Seller infringes upon any intellectual property rights of any other party. No trademark owned by Seller is involved in any opposition, invalidation or cancellation proceeding, and to Seller's or Stockholders' knowledge, no such proceeding is threatened. Within the past five years, Seller has not done business under, and has not been known by, any name other than its current corporate name or a trade name disclosed on Schedule 6(i).

(j)       Software.  The computer software used by Seller in connection with its
          --------
business has been developed by Seller, or purchased or licensed from others for Seller's use. To Seller's or Stockholders' knowledge, the use of such software does not infringe upon the rights of any third parties, and there is no claim or proceeding asserted or threatened in which any such infringement is alleged. Seller has complied in all material respects with all of their software license agreements. Seller will not be in breach of any software license agreement as a result of entering into this Agreement or by consummating any of the transactions contemplated hereunder provided, however, that the software license agreements to be assigned to Buyer as a result of the transactions contemplated herein may require consent before such assignments can be made valid and binding.

(k)       Year 2000 Warranty.  Seller's information technology is year 2000
          ------------------
compliant. For purposes of this subparagraph (k), "information technology" shall include, but not be limited to, software, firmware, hardware and similar or related items of automated and computerized systems, and "year 2000 compliant" means the accurate processing of date/time data (including, but not limited to, displaying, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the year 2000 and leap year calculations.

(l)       Accounts Receivable.  Each of the accounts receivable of Seller
          --------------------
constitutes a valid claim in the full amount thereof against the debtor charged therewith on the books of Seller and has been acquired in the ordinary course of Seller's business. Each account receivable of Seller, all of which are set forth on Schedule 6(l) (the "Accounts Receivable"), is fully collectible to the extent of the face value thereof no later than 120 days after such account receivable was generated. No account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense.

(m)       Insurance.  Seller maintains insurance policies bearing the numbers,
          ----------
for the terms, with the companies, in the amounts, providing the general coverage, and with the premiums set forth on Schedule 6(m). All of such policies are in full force and effect and Seller is not in default of any provision thereof and all premiums due (without regard to any grace period) with respect to such policies have been paid. Seller has not received any notice from any issuer of any such policies of its intention to cancel or refusal to renew any policy issued by it.

(n)       Contracts, Leases, Agreements and Other Commitments.
          ----------------------------------------------------

(i) Seller is not a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement, or other commitment including, but not limited, to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, pursuant to which Seller is obligated to pay, or provide services valued at, or is entitled to receive, amounts in excess of $50,000, except for the agreements listed on Schedule 6(n) (the "Seller Agreements").

(ii) All of the Seller Agreements are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Seller and, to the knowledge of Seller and Stockholders, all other parties to all of the Seller Agreements have performed all obligations required to be performed to date under the Seller Agreements and neither Seller, nor to the knowledge of Seller and Stockholders, any such other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The execution of this Agreement and the consummation of the transactions herein contemplated do not and will not, with or without the giving of notice, the lapse of time, or both, result in an impairment or termination of, or result in a breach of any of the terms and conditions of, or constitute a default under or conflict with any Seller Agreement; provided, however, that the Seller Agreements set forth in
Schedule 6(n)-1 require the consent of third parties before such assignments can be made valid and binding. None of the terms or provisions of any of the Seller Agreements adversely affects the business, prospects, conditions, affairs or operations of Seller, or any of its properties or assets. Neither Seller nor Stockholders are aware of any intention by any party to terminate or amend any Seller Agreement, or if Seller intends to request a renewal, of any intention to refuse to renew the same upon expiration of its term.

(iii) Schedule 6(n) discloses (a) all outstanding written and oral proposals, bids, offers or guaranties made by Seller, which, if accepted, would or could impose any debts, obligations or liabilities upon Seller valued in excess of $100,000, and (b) unexpired warranties relating to Seller's products or services, detailing the products or services covered by each warranty.

(o)       Labor Relations, Employees.
          ---------------------------

(i) Set forth on Schedule 6(o)(i) is a list of all offer letters, employment agreements, consulting agreements and non-competition agreements to which Seller is a party or by which it is bound. Seller has delivered to Buyer true, complete and correct copies of all such agreements and all of the personnel policies, handbooks, procedures, and forms of employment applications relating to the employees of Seller.

(ii) Set forth on Schedule 6(o)(ii) is a list of all employment, managerial, or advisory agreements protecting proprietary or confidential processes to which Seller is a party or by which it is bound.

(iii) Set forth on Schedule 6(o)(iii) is a list of all employees of Seller, broken-down by location, together with their rate of compensation, title, union affiliation (if any), original date of hire, accrued severance pay, vacation benefits, and sick leave benefits (if payable in cash upon termination of employment) and any wage or salary increases, bonuses or increase in any other direct or indirect compensation for each employee of Seller.

(iv) (A) Seller shall terminate as of the Closing Date all of its employees;

(v) (B) Seller shall, in conjunction with Buyer, prepare and sign at the Closing a joint notice to all employees of Sellers that have accepted Buyer's offer of employment to the effect that the sale has closed and their employment with Seller has terminated immediately prior to the Closing and immediately following the Closing they are employed by Buyer on the terms set forth in such offer; and

(vi) (C) Buyer will not be responsible for, and shall not assume, any liabilities or obligations arising as a result of such termination.

(vii)          Except as set forth on Schedule 6(o)(v):

(viii) (A) there is no union representing or purporting to represent any of the employees of Seller nor has there been any such representation at any time in the past, and Seller is not subject to any collective bargaining agreements with any union representing or purporting to represent the employees of Seller, nor has Seller been subject to any such collective bargaining agreements at any time in the past;

(ix) (B) There have been no strikes, slowdowns, or other work stoppages pending or, to the knowledge of Seller or Stockholders, threatened, against Seller;

(x) (C) Seller has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, overtime, bonuses, severance pay, benefits, COBRA, WARN, state and local equivalents to the WARN Act, FMLA, FLSA, state wage/hour laws, hours, Federal and state Occupational Safety or Health regulations, workers' compensation, collective bargaining, and the payment of social security, unemployment compensation and similar taxes, and Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and

(xi) (D) there are no charges, suits, actions, administrative proceedings or investigations, and/or claims, pending, or to Seller's and to Stockholders' knowledge, threatened against Seller, whether domestic or foreign, before any court, governmental agency, department, board of instrumentality, or before any arbitrator (collectively "Actions") concerning or in any way related to the employees of Seller, including, without limitation, Actions involving unfair labor practices, wrongful discharge and/or any other restriction on the right of Seller to terminate its respective employees, employment discrimination, occupational safety and health, and workers' compensation (other than routine claims for benefits).

(p)       Employee Pensions and ERISA.
          ----------------------------

(i) Neither Seller nor any entity which would be considered a single employer with Seller under Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate") maintains, sponsors, contributes to or has any liability under any agreement, plan, practice or program, whether written or oral, providing for bonus payments, child or dependent care benefits, death benefits, accidental death and dismemberment benefits, deferred compensation benefits, disability or other wage continuation benefits, educational assistance or tuition benefits, health benefits, paid holiday benefits, incentive compensation payments, leave of absence rights, medical expense payment or reimbursement benefits, profit sharing, pension or other retirement benefits, stock option, stock appreciation rights or stock purchase benefits, severance or termination pay or benefits (including post-employment consulting arrangements) or vacation, except as set forth on Schedule 6(p). The items set forth on Schedule 6(p) are individually referred to as an "Employee Benefit Plan" and collectively referred to as "Employee Benefit Plans". Schedule 6(p) includes, but is not limited to, each plan maintained or contributed to by Seller or an ERISA Affiliate which is an "employee benefit plan" as such term is defined in Section 3(3) of ERISA. Seller has delivered to Buyer a true and complete copy of each Employee Benefit Plan, including all texts, amendments, and other agreements (whether formal or informal) adopted in connection therewith. No employee or former employee (or a beneficiary thereof) of Seller or an ERISA Affiliate participates in or has any rights to benefits, with respect to employment with Seller under any agreement, plan, practice or program not listed on Schedule 6(p). No person who is not a current or former employee (or a beneficiary thereof) of Seller participates in or is entitled to any benefits under any plan listed on Schedule 6(p). None of the welfare plan's (as that term is defined in Section 3(1) of ERISA) of Seller are self insured.

(ii) Each Employee Benefit Plan has been and is maintained in material compliance with any applicable provision of the Code or ERISA, including, without limitation, Section 4980B of the Code and Sections 601-608 of ERISA.

(iii) No actions, suits or claims with respect to Seller's Employee Benefit Plans are pending (other than routine, noncontested claims for benefits) or, to Seller's or Stockholders' knowledge, threatened, and neither Seller nor Stockholders have any knowledge of any facts which would reasonably be expected to give rise to or result in any such action, suit or claim.

(iv) No Employee Benefit Plan provides post-employment medical, health, or life insurance benefits for present or future retirees or present or future terminated employees, except for continuation coverage provided pursuant to the requirements of Section 4980B of the Code or Sections 601-608 of ERISA or a similar state law, or continued coverage under an insurance policy for a period not to exceed 60 days following termination of employment.

(v) Seller and each ERISA Affiliate has timely complied with all of the reporting, disclosure or other requirements of ERISA or the Code with respect to each Employee Benefit Plan subject thereto.

(vi)           With respect to the Employee Benefit Plans subject to Title I,
Part 4 of ERISA or Section 4975 of the Code, neither Seller nor, to Stockholders' knowledge, any other person has (i) engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA which would subject Seller to material liability for a tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA, or (ii) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could subject the Seller to any material liability.

(vii) Neither Seller nor any ERISA Affiliate has made a commitment to amend any Employee Benefit Plan and no such amendments have been made in the last six months.

(viii) Any contribution or payment required to be made by Seller to or on behalf of any Employee Benefit Plan has been made on or prior to the Closing Date.

(q)       Suppliers and Customers. Schedule 6(q) is a complete and accurate list
          -----------------------
of the names of all suppliers and customers of Seller which respectively contributed more than 5% of all sales and services to, and orders and use of services from, Seller reflected in the Statement of Income related to the Interim Balance Sheet ("Suppliers and Customers"). The relationships of Seller and Stockholders with their suppliers and customers are good commercial working relationships and, except as set forth on Schedule 6(q), no Supplier or Customer of Seller has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Seller, or has during the last twelve months decreased materially, or threatened to decrease or limit materially, its business with Seller. Seller and Stockholders have no knowledge or reason to believe that the consummation of the transactions contemplated herein will adversely affect the relationship of Buyer as the successor to Seller in the conduct of the Business with any such Supplier or Customer.

(r)       Liabilities.  Seller has no material liabilities, liquidated or
          ------------
unliquidated, fixed or contingent, or otherwise, except as and to the extent reflected on (i) the Closing Balance Sheet, or (ii) this Agreement or any Schedule hereto.

(s)       Litigation.  Seller is not a party to and, to the knowledge of Seller
          -----------
and Stockholders, is not threatened with any suit, action, arbitration, administrative or other proceeding, either at law or in equity, or governmental investigation by or before any court, governmental department, commission, board, agency or instrumentality, domestic or foreign. Neither Seller nor Stockholders have any knowledge of any basis for any suit, action, arbitration, or administrative or other proceeding against Seller. There is no judgment, decree, award or order outstanding against Seller, and Seller is not contemplating the institution of any suit, action, arbitration, administrative or other proceeding. Neither Seller nor Stockholders have any knowledge of any event that may result in a claim for damages against Seller.

(t)       Conflicting Interests.  Except as set forth on Schedule 6(t), neither
          ----------------------
Stockholders, nor any director, officer or employee of Seller, nor any relative or any Affiliate (defined hereinafter) of any of the foregoing (i) has any pecuniary interest in any supplier or customer of Seller or in any other business enterprise with which Seller conducts business or with which Seller is in competition, (ii) is indebted to Seller for money borrowed, (iii) is a party to any transaction or agreement with Seller (apart from such person's status as an employee or stockholder as such), or (iv) has any business or other interest in conflict with the interests of Seller.

(u) The term "Affiliate" as used in this Agreement shall have the meaning given to such term under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(v)       Compliance with Law and Regulations.  Except as set forth in Schedule
          -----------------------------------
6(u), Seller is in material compliance with all requirements of law, Federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, and, without limiting the foregoing, Seller has paid all monies and obtained and now holds all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its properties and the premises occupied by it. To the knowledge of Seller and Stockholders, Seller has properly filed all reports and other documents required to be filed with any Federal, state and local government or subdivision or agency thereof. Neither Seller nor Stockholders have received any notice from any Federal, state or municipal authority or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices, fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Seller are listed on Schedule 6(u) and, except as noted on Schedule 6(u), none of the items so listed will lapse or expire as a result of the transactions contemplated hereby.

(w)       Agreement Not in Breach of Other Instruments Affecting Seller and
          -----------------------------------------------------------------
Stockholders; Governmental Consent.  Except as set forth in Schedule 6(v), the
-----------------------------------
execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof (i) will not result in the imposition of any lien, security interest or encumbrance on any asset of Seller or in the breach of any of the terms and provisions of, or result in a termination or modification of or constitute a default under, or conflict with, or cause any acceleration of any obligation of Seller or Stockholders under, or permit any other party to modify or terminate, any agreement or other instrument by which Seller or Stockholders are bound, any judgment, decree, order, or award of any court, governmental body or arbitrator, any applicable law, rule or regulation, or the bylaws or Articles of Incorporation of Seller, and (ii) do not require the consent of any governmental authority or other person.

(x)       Tax Matters.
          ------------

(i) For purposes of this Agreement: "Tax" and "Taxes" shall mean any Federal, state (including the District of Columbia), local, foreign (including possessions or territories of the United States) or other tax (whether income, excise, sales or use, ad valorem, franchise, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated including any amount payable by Seller pursuant to a tax-sharing or other agreement relating to the sharing or payment of tax), or any assessment, levy, impost, withholding, fee or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto. "Return" and "Returns" shall mean all reports, estimates, information statements and returns of any nature, including amended versions of any of the foregoing, relating to or required to be filed in connection with any Taxes pursuant to the statutes or regulations of any federal, state, local or foreign government taxing authority.

(ii) Seller has filed all material Returns that are required to be filed on or before the date hereof.

(iii) All material Taxes for which Seller is or will be liable and that are due on or before the Closing Date (including without limitation Taxes shown to be due on all Returns filed on or before the Closing Date) have been or will be paid in full on or before the Closing Date and all material Taxes which are required to be withheld or collected by Seller for operations before closing have been duly withheld and collected and, to the extent required, have been paid to the appropriate governmental authority or properly deposited as required by applicable law. All unpaid Taxes that are or will be owing for operations during the period ending on the Closing Date will be the responsibility of, and paid by, Seller. There are no liens on any assets of Seller that arose in connection with any failure (or alleged failure) to pay any

Tax other than liens for Taxes not yet due and payable or for Taxes that Seller or Stockholders are contesting in good faith through appropriate proceedings as set forth on Schedule 6(w)(iii).

(iv) As of the date of this Agreement, Seller has received no notice that any taxing authority has asserted or threatened to assert any deficiency or assessment for any Taxes against Seller; and Stockholders know of no audit or investigation by any taxing authority with respect to any Tax liability of Seller.

(v) Seller has withheld or collected and paid or deposited all material Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partners or other third party.

(vi) Except as set forth on Schedule 6(w)(vi), Seller does not have any income or gain that may be reportable for a period ending after the Closing Date without the receipt of an equal amount of cash, which is attributable to a transaction occurring in or a change in accounting method made for a period ending on or prior to the Closing Date.

(y)       No Material Adverse Change. Since December 31, 1999, there has not
          --------------------------
been, and there is not threatened, any Material Adverse Effect in the financial condition or business of Seller or any material physical damage or loss to any of its properties or to the Leased Properties. "Material Adverse Effect" means an effect which is materially adverse to the Assets (including the continued conduct of the operation thereof in the manner currently conducted) or the financial condition or results of operations of Seller, taken as a whole.

(z)       Statements and Other Documents Not Misleading. Neither this Agreement,
          ----------------------------------------------
including all Schedules to this Agreement, nor the Purchase Documents delivered by or on behalf of Seller or any Stockholder contains any untrue statement of any material fact or omits to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

(aa)      No Broker or Finder.  Other than the engagement of Steve Sherrill, as
          -------------------
broker to represent Seller in connection with this Agreement and the transactions contemplated hereby, Seller has not incurred any obligation, contingent or otherwise, to a broker, finder, agent or other intermediary for introducing the parties in connection with, or otherwise procuring, this Agreement or the transactions contemplated hereby. Seller shall be solely liable and responsible for the fees, commissions, costs and expenses due to said broker in connection with this Agreement and the transactions contemplated hereby.

7.   Representations, Warranties, and Agreements of Buyer and ORC. As material
     ------------------------------------------------------------
inducement to Seller and Stockholders to enter into this Agreement and to close hereunder, Buyer and ORC jointly and severally make the following representations and warranties to Seller and Stockholders:

(a)       Corporate Status and Authority. Each of Buyer and ORC is a corporation
          ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, and have the power and authority to own its properties, carry on its business, and acquire the Assets and assume the Liabilities hereunder and to carry on the Business of Seller. Buyer is qualified as a foreign corporation in the State of Illinois. Buyer and ORC have the full legal right and power required to execute and deliver this Agreement and the Purchase Documents and to perform their respective obligations hereunder and thereunder.

(b)       Due Authorization; Validity of Agreement.  The execution, delivery and
          ----------------------------------------
performance of this Agreement has been duly authorized by the directors of Buyer and ORC and by all other necessary action, corporate or otherwise. This Agreement and the Purchase Documents have been duly executed and delivered and constitute, or will constitute when executed and delivered by Buyer and ORC, the valid and binding obligations of Buyer and ORC, whichever applicable, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and except as enforcement of remedies may be limited by general equitable principles. When tendered at the Closing, the Common Shares shall be duly authorized, validly issued and non-assessable.

(c)       Agreement Not in Breach of Other Instruments. The execution, delivery
          ---------------------------------------------
and performance of this Agreement, the consummation of the transaction provided for herein, and the fulfillment of the terms hereof by Buyer, will (i) not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer or ORC under, any agreement, indenture or other instrument to which Buyer or ORC, whichever applicable, is bound, any judgment, decree, or order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation, or the bylaws or Certificate of Incorporation of Buyer or ORC, whichever applicable, and (ii) does not require the consent of any governmental authority or other person.

(d)       Brokers, Finders, Etc. Neither Buyer nor ORC nor any subsidiary
          ----------------------
thereof has any liability to pay any fees or commissions to any broker, finder, consultant or agent with respect to the transactions contemplated herein.

8.   Survival of Representations and Warranties.
     -------------------------------------------

(i) All representations and warranties made in this Agreement are true and correct as of the date hereof, shall survive the consummation of the transactions provided for in this Agreement, and shall expire on the second anniversary of the Closing, except for the representations and warranties that are set forth in subparagraphs 6(g), 6(p), 6(s) and 6(w), which shall expire upon expiration of the applicable statute of limitations.

(ii) Notwithstanding the foregoing, if written notice for a claim on indemnification has been given pursuant to Paragraph 9 or Paragraph 10 hereof on or prior to the last day of the foregoing two year period, the obligation of the indemnification pursuant to such

Paragraph shall survive with respect to such claim until such claim is finally resolved. Each warranty and representation contained herein is independent of all other warranties and representations contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any warranties or representations contained herein shall not be construed as exceptions or qualifications to any other warranty and shall not be deemed to have been waived, affected or impaired by any investigation made by or any knowledge of any party to this Agreement.

9.   The Indemnification of Buyer and ORC.
     ------------------------------------

(a)       Basic Provision. Seller and Stockholders (in this Paragraph 9
          ---------------
sometimes referred to collectively as the "Indemnitor") hereby, jointly and severally, indemnify, defend and agree to hold harmless Buyer, ORC, and each of their respective directors, officers, stockholders, employees and agents (each of whom shall be a third party beneficiary hereof) and their respective successors and assigns (in this Paragraph 9 sometimes referred to collectively as the "Indemnitee"), from, against and in respect of the amount of any and all Deficiencies (as hereinafter defined).

(b)       Definition of "Deficiencies". As used in this Paragraph 9,
          ----------------------------
"Deficiencies" means:

(i) any and all loss or damage resulting from any misrepresentation, breach of warranty, or any non-fulfillment of any warranty, representation, covenant or agreement on the part of Seller or Stockholders contained herein; provided, however, that the remedy provided in subparagraph 11(e) of this Agreement shall constitute Buyer's sole remedy with respect to a breach of the representation contained in subparagraph 6(l) of this Agreement;

(ii) any and all loss or damage resulting from any misrepresentation contained in any Purchase Document delivered to Buyer pursuant to this Agreement or contained in any Schedule or Exhibit hereto;

(iii) any and all loss or damage arising or resulting by reason of any claim, debt, liability or obligation or any alleged claim, debt, liability or obligation of Seller to any party, including, without limitation, any liability for Taxes or relating to any Employee Benefit Plan, except for the assumed Liabilities, whether or not the existence of such claim, debt, liability or obligation or any alleged claim, debt, liability or obligation of Seller constitutes a breach of any representation, warranty or covenant of Seller or Stockholders contained in this Agreement; and

(iv) any and all actions, suits, proceedings, demands, assessments, penalties, liabilities, judgments, reasonable attorneys' fees, costs, expenses and interest incident to any of the foregoing.

(c)       Notice; Right to Cure.  In the event of any investigation, litigation,
          ----------------------
action or proceeding that might reasonably be expected to give rise to a claim for indemnification to an Indemnitee under this Paragraph 9, such Indemnitee shall give, or shall cause to be given by such Indemnitee, written notice to the Indemnitor of the commencement of such investigation, litigation, action or proceeding; provided, however, that the failure or delay of such Indemnitee to
            --------  -------
give, or cause to be given, such notice shall not relieve such Indemnitor of its obligation under this Paragraph 9, except to the extent that such Indemnitor actually suffers damages solely as a result of such failure or delay. Neither party shall be entitled to indemnification hereunder with respect to any claim if the Indemnitor, within 45 days after receipt of notice from the Indemnitee, cures or corrects the set of facts which form the basis of the claim.

(d)       Procedures for Third Party Claims. In the event that any claim shall
          ---------------------------------
be asserted by any party against an Indemnitee which, if sustained, would result in a Deficiency, Buyer or ORC, within a reasonable time after learning of such claim, shall notify the Indemnitor of such claim in accordance with the provisions of Paragraph 9(c) above, and shall extend to the Indemnitor a reasonable opportunity to defend against such claim, at the Indemnitor's sole expense and through legal counsel acceptable to Buyer and ORC provided that the Indemnitor proceeds in good faith, expeditiously and diligently. Buyer and ORC shall, at their option and expense, have the right to participate in any defense undertaken by the Indemnitor with legal counsel of their own selection. If the Indemnitor, in the reasonable judgement of the Indemnitee, has failed to prosecute such defense in good faith in an expeditious and diligent manner, Buyer or ORC shall have the right to defend and/or settle such claim on behalf of the Indemnitor at the Indemnitor's expense. No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnitor without the prior written consent of Buyer and ORC unless (i) prior to such settlement or compromise the Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement and all associated expense, (ii) Buyer and ORC are furnished with security reasonably satisfactory to each of them that the Indemnitor will in fact pay such amount and expenses, and (iii) Buyer and ORC are furnished with a full release from the claimant in form and substance reasonably satisfactory to each of them.

(e)       Payment of Deficiencies.  In the event that Buyer or ORC discovers any
          -----------------------
Deficiency, Buyer or ORC, as applicable, shall give written notice to the Indemnitor of the nature and amount of the Deficiency. If the Indemnitor, within a period of 15 business days after the giving of such notice by the Indemnitee, shall not give written notice to the Indemnitee announcing its intention to contest such assertion of the Indemnitee (such notice by the Indemnitor being hereinafter called the "Contest Notice"), such assertion of the Indemnitee shall be deemed accepted and the amount of the Deficiency shall be deemed established. The Indemnitor and the Indemnitee may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement, such Deficiency shall be deemed established. Any amounts required to be paid with respect to an established Deficiency but not paid by the Indemnitor within 10 business days after such Deficiency is established (the

"Deficiency Payment Date") shall bear interest from the Deficiency Payment Date until the date paid at a rate of 10% per annum.

(f)       Limitation. Neither Seller nor Stockholders shall be liable to another
          ----------
party under this Paragraph 9 for any Deficiencies unless and until the aggregate amount of all Deficiencies exceeds $90,000, in which event, there shall be liability for Deficiencies only to the extent that such Deficiencies exceed $90,000. Notwithstanding anything contained herein to the contrary, the maximum aggregate amount of Deficiencies against which the Indemnitee shall be entitled to be indemnified under this Paragraph 9 with respect to all claims hereunder shall be $6,000,000. For purposes of this subparagraph 9(f), the term Deficiencies shall not include any adjustments made pursuant to Section 4(b) of this Agreement.

(g)       Recoveries. An Indemnitee shall be deemed to have suffered a
          ----------
Deficiency that is indemnifiable under this Paragraph 9 only to the extent that such party has not received any recovery or benefit with respect thereto from any other person or entity; and if an Indemnitee receives such recovery or benefit after receipt of payment from the Indemnitor, then the amount of such recovery or benefit (but not exceeding the amount paid by the Indemnitor), net of reasonable expenses incurred in obtaining the recovery or benefit (i.e., tax benefits and insurance recoveries), shall be paid to the Indemnitor.

(h)       Cooperation. Buyer and ORC each agrees to take all reasonable steps to
          -----------
mitigate their respective Deficiencies upon and after becoming aware of any event which could reasonably be expected to give rise to any Deficiencies.

(i)       Remedies. Except for remedies that cannot be waived as a matter of law
          --------
and non-monetary equitable remedies (including, without limitation, injunctive relief) sought within applicable time periods expressed herein, after the Closing Date, subject to applicable limitations, the remedies, set forth in this Paragraph 9, shall be the sole remedies for claims of Buyer and ORC for liability of the Seller and Stockholders arising under this Agreement or any information delivered pursuant hereto. Notwithstanding the foregoing, nothing herein shall preclude Buyer and ORC from asserting a claim for fraud, with respect to which no limitations contained in Paragraphs 8 or 9 of this Agreement shall be applicable.

10.  The Indemnification of Seller and Stockholders.
     ----------------------------------------------

(a)       Basic Provision. Buyer and ORC (in this Paragraph 10 sometimes
          ---------------
referred to collectively as the "Indemnitor") hereby jointly and severally indemnify, defend and agree to hold harmless Seller and its directors, officers, employees and agents (each of whom shall be a third party beneficiary hereof) and Stockholders, their agents and their respective successors and assigns (in this Paragraph 10 sometimes referred to collectively as the "Indemnitee"), from, against and in respect of the amount of any and all Deficiencies (as hereinafter defined).

(b)       Definition of "Deficiencies". As used in this Paragraph 10,
          ---------------------------
"Deficiencies" means:

(i) any and all loss or damage resulting from any misrepresentation, breach of warranty, or any non-fulfillment of any warranty, representation, covenant or agreement on the part of Buyer or ORC contained herein;

(ii) any and all loss or damage resulting from any misrepresentation contained in any Purchase Document delivered to Seller or Stockholders pursuant to this Agreement or contained in any Schedule or Exhibit hereto;

(iii) any and all loss or damage resulting from Buyer's conduct of the Business from and after the Closing Date;

(iv) any and all loss or damage resulting from the Liabilities from and after the Closing Date; and

(v) any and all actions, suits, proceedings, demands, assessments, penalties, liabilities, judgments, reasonable attorneys' fees, costs, expenses and interest incident to any of the foregoing.

(c)       Notice; Right to Cure.  In the event of any investigation, litigation,
          ---------------------
action or proceeding that might reasonably be expected to give rise to a claim for indemnification to an Indemnitee under this Paragraph 10, such Indemnitee shall give, or shall cause to be given by such Indemnitee, written notice to the Indemnitor of the commencement of such investigation, litigation, action or proceeding; provided, however, that the failure or delay of such Indemnitee to
            -----------------
give, or cause to be given, such notice shall not relieve such Indemnitor of its obligation under this Paragraph 10, except to the extent that such Indemnitor actually suffers damages solely as a result of such failure or delay. Neither party shall be entitled to indemnification hereunder with respect to any claim if the Indemnitor, within 45 days after receipt of notice from the Indemnitee, cures or corrects the set of facts which form the basis of the claim.

(d)       Procedures for Third Party Claims. In the event that any claim shall
          ---------------------------------
be asserted by any party against an Indemnitee which, if sustained, would result in a Deficiency, Seller or Stockholders, as applicable, within a reasonable time after learning of such claim, shall notify the Indemnitor of such claim in accordance with the provisions of Paragraph 10(c) above, and shall extend to the Indemnitor a reasonable opportunity to defend against such claim, at the Indemnitor's sole expense and through legal counsel acceptable to Seller and Stockholders, as applicable, provided that the Indemnitor proceeds in good faith, expeditiously and diligently. Seller and Stockholders, as applicable, shall, at their option and expense, have the right to participate in any defense undertaken by the Indemnitor with legal counsel of their own selection. If the Indemnitor, in the reasonable judgement of Seller or Stockholders, as applicable, has failed to prosecute such defense in good faith in an expeditious and diligent manner, Seller or Stockholders shall have the right to defend and/or settle such claim on behalf of the Indemnitor at the Indemnitor's expense. No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnitor without the prior written consent of Seller or Stockholders, as applicable, unless (i) prior to such settlement or compromise the

Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement and all associated expenses, (ii) Seller and Stockholders, as applicable, are furnished with security reasonably satisfactory to each of them that the Indemnitor will in fact pay such amount and expenses, and (iii) Seller and Stockholders, as applicable, are furnished with a full release from the claimant in form and substance reasonably satisfactory to each of them.

(e)       Payment of Deficiencies. In the event that Seller or Stockholders
          -----------------------
discover any Deficiency, the Seller or Stockholders, as applicable, shall give written notice to the Indemnitor of the nature and amount of the Deficiency. If the Indemnitor, within a period of 15 business days after the giving of such notice by the Indemnitee, shall not give written notice to the Indemnitee announcing its intention to contest such assertion of the Indemnitee (such notice by the Indemnitor being hereinafter called the "Contest Notice"), such assertion of the Indemnitee shall be deemed accepted and the amount of the Deficiency shall be deemed established. The Indemnitor and the Indemnitee may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement, such Deficiency shall be deemed established. Any amounts required to be paid with respect to an established Deficiency but not paid by the Indemnitor within 10 business days after the Deficiency Payment Date shall bear interest from the Deficiency Payment Date until the date paid at a rate of 10% per annum.

(f)       Recoveries. An Indemnitee shall be deemed to have suffered a
          ----------
Deficiency that is indemnifiable under this Paragraph 10 only to the extent that such party has not received any recovery or benefit with respect thereto from any other person or entity; and if an Indemnitee receives such recovery or benefit after receipt of payment from the Indemnitor, then the amount of such recovery or benefit (but not exceeding the amount paid by the Indemnitor), net of reasonable expenses incurred in obtaining the recovery or benefit (i.e., tax benefits and insurance recoveries), shall be paid to the Indemnitor.

(g)       Cooperation. Seller and Stockholders each agree to take all reasonable
          -----------
steps to mitigate their respective Deficiencies upon and after becoming aware of any event which could reasonably be expected to give rise to any Deficiencies.

(h)       Remedies. Except for remedies that cannot be waived as a matter of law
          --------
and except for non-monetary equitable remedies (including, without limitation, injunctive relief) sought within applicable time periods expressed herein, after the Closing Date, subject to applicable limitations, the remedies, set forth in this Paragraph 10, shall be the sole remedies for claims of Seller and Stockholders for liability of ORC and Buyer arising under this Agreement or any information delivered pursuant hereto.

11.  Closing.
     --------

(a)       Closing Date.  The Closing of the transactions provided for in this
          -------------
Agreement (herein sometimes called the "Closing") shall take place at the offices of Buyer's counsel, Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, PA 19103, at 10:00 A.M. local time on August 31, 2000, or at such other place, date and time as shall be agreed to between Buyer and Seller. The date and time of Closing is sometimes herein called the "Closing Date.

(b)       Deliveries by Seller at Closing. At Closing, Seller will deliver or
          -------------------------------
cause to be delivered to Buyer the following:

(i) such instruments of sale, transfer and assignment as Buyer shall reasonably request to evidence and confirm Seller's sale and transfer of the Assets to Buyer;

(ii) a "good standing" certificate issued by each jurisdiction in which Seller is incorporated and qualified to do business as a foreign corporation and a certified copy of Seller's Articles of Incorporation and all amendments thereto issued by the Secretary of State of its state of incorporation, all of which shall be dated as of a date within 30 days prior to the Closing Date;

(iii) Articles of Amendment amending Seller's Articles of Incorporation to change Seller's name to one which is not similar to its present corporate name, which Articles of Amendment shall be in proper form and accompanied by the proper check for filing with the Secretary of the State of Illinois;

(iv) termination statements and any other termination documents terminating all liens, encumbrances and all claims, if any, in and to the Assets;

(v) copies of the minutes of the meetings of the board of directors and stockholders of Seller authorizing the execution and performance of this Agreement, certified by Seller's President or Secretary;

(vi) the favorable opinion of Sachnoff & Weaver, Ltd., counsel to Seller, as to the matters set forth on Exhibit "J" attached hereto;

(vii) the Seller Agreement Not To Compete in the form attached hereto as Exhibit "A", duly executed by Seller;

(viii) the Escrow Agreement in the form attached hereto as Exhibit "B", duly executed by Seller;

(ix) the Terence Employment Agreement and the Terence Non-Compete Agreement in the form attached hereto as Exhibits "D" and "G", duly executed by Terence;

(x) the Gary Employment Agreement and Gary Non-Compete Agreement in the form attached hereto as Exhibits "E" and "H", duly executed by Gary;

(xi) the Key Executive Employment Agreements and Key Executive Non-Compete Agreements with each of the Key Executives in the form attached hereto as Exhibits "F" and "I";

(xii) instructions, in the form attached hereto as Exhibit "K", to the escrow agent, Old Kent Bank, in connection with the Escrow Agreement, dated April 28, 2000, by and among the Seller, Buyer and Old Kent Bank, to release the funds held in escrow in accordance with such Escrow Agreement (the "Escrow Agent Instructions");

(xiii) incumbency certificates setting forth the names and respective signatures of the officers of Seller who have executed documents in connection with the Closing, certified by the Secretary of Seller to be true and accurate as of the Closing Date, except that the signature of the Secretary of Seller shall be certified as true and accurate by the President of Seller; and

(xiv) all such further documents, instruments and agreements which may be reasonably requested by Buyer or its counsel, in order to more effectively transfer title to the Assets to Buyer, or to effect and carry out any provision of this Agreement.

(c)       Deliveries by Buyer at Closing. At Closing, Buyer will deliver or
          ------------------------------
cause to be delivered to Seller the following:

(i) the sum of $8,325,000, payable by wire transfer to such account(s) as Seller shall designate in writing;

(ii) copies of the minutes of the meetings of the boards of directors and resolutions thereof of (A) Buyer and ORC, respectively, authorizing the execution and performance of this Agreement and (B) Buyer authorizing the execution and performance of the Terence Employment Agreement, the Terence Non-Compete Agreement, the Gary Employment Agreement, the Gary Non-Compete Agreement, the Key Executive Employment Agreements and the Key Executive Non-Compete Agreements, each certified by their respective Presidents or Secretaries;

(iii) the Escrow Agreement Instructions in the form attached hereto as Exhibit "K";

(iv) the Escrow Agreement in the form attached hereto as Exhibit "B", duly executed by Buyer and ORC;

(v) the Employment Agreements and Non-Compete Agreements identified in subparagraphs 11(b)(ix), (x) and (xi), duly executed by Buyer and ORC, as applicable;

(vi) a certificate issued by or on behalf of the Secretary of State of the State of Delaware and Illinois and certifying to the legal existence and good standing of Buyer as of a date not earlier than 30 days prior to the Closing Date;

(vii) a certificate issued by or on behalf of the Secretary of State of the State of Delaware and certifying to the legal existence of ORC as of a date not earlier than 30 days prior to the Closing Date;

(viii) incumbency certificates setting forth the names and respective signatures of the officers of Buyer and ORC who have executed documents in connection with the Closing, certified by the Secretary of Buyer and ORC to be true and accurate as of the Closing Date, except that the signature of the Secretary of Buyer or ORC shall be certified as true and accurate by the President of Buyer and ORC, respectively;

(ix) an Assignment and Assumption Agreement, duly executed by an officer of the Buyer, substantially in the form of Exhibit "L" attached hereto, evidencing Buyer's assumption, pursuant to Paragraph 3(b) of the Assumed Contracts and assumed liabilities (the "Assumption Agreement"); and

(x) an opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to the Buyer, as to the matters set forth on Exhibit "M" attached hereto.

(xi)           Post-Closing Covenants.
               ----------------------

(d)       Employee Benefit Plans. Buyer agrees to assume and maintain, to the
          ----------------------
extent possible, all assignable Employee Benefit Plans of Seller in effect immediately prior to the Closing and to maintain such Employee Benefit Plans for the benefit of those employees of Seller who become employees of the Buyer (the "Transferred Employees") until the first anniversary of the Closing Date; provided, however, that Buyer shall be permitted to make such amendments or modifications to the Employee Benefit Plans as it deems necessary or appropriate in order to maintain such Employee Benefit Plans in compliance with all applicable provisions of the Code, ERISA, and any other applicable federal, state or local laws, including, but not limited to any nondiscrimination rules applicable to such Employee Benefit Plans; and provided, further, that Buyer may amend, modify or terminate any or all such Employee Benefit Plans if, in the case of an amendment or modification, such action by Buyer does not materially reduce the benefits available to Transferred Employees under the Employee Benefit Plans as in effect immediately prior to Closing and if, in the case of a termination, benefits are provided under other plans or arrangements (either already maintained or as may be newly established by the Buyer) for the benefit of the Transferred Employees that are substantially similar to or better than the benefits available to such Transferred Employees under Seller's Employee Benefit Plans as in effect immediately prior to Closing and provided further that each such other plan or arrangement established or maintained by Buyer shall grant credit to each Transferred Employee for all service with Seller on or prior to the Closing for vesting and eligibility purposes. Alternatively, Buyer may, at Buyer's option, assume only the Seller's tax qualified 401(k) retirement savings plan (referred to from time to time in documents provided by Seller as the "C/J Research, Inc. Employee Profit Sharing Plan," "C/J Research, Inc. Profit Sharing Plan" or the "C/J Research, Inc. Salary Savings Plan") and such other (or none) of the Seller's Employee Benefit Plans as Buyer deems appropriate, at its sole discretion; in which event Buyer shall, during the period commencing as of the Closing and ending on the first anniversary thereof, provide to the Transferred Employees, under Employee Benefit Plans assumed by Buyer or otherwise (or through any combination of plans or arrangements), benefits that are substantially similar to or better than the benefits available to such Transferred Employees under Seller's Employee Benefit Plans as in effect immediately prior to Closing. Seller shall retain full responsibility for all Employee Benefit Plans not assumed by Buyer. With respect to the

Transferred Employees and their dependents, group health plans established or maintained by Buyer shall (i) waive any waiting period, (ii) waive any exclusion or limitations for preexisting conditions which were covered under any group health plan maintained by Seller prior to Closing, and (iii) grant credit (for purposes of annual deductibles, copayments and out of pocket expense limits) for any covered claims incurred or payments made prior to the Closing during the plan year in which the Closing occurs.

(e)       Collection of Accounts Receivable. For a period of 120 days following
          ---------------------------------
the Closing, Buyer shall diligently pursue collection of the Accounts Receivable in a manner consistent with the usual, ordinary procedures of Seller prior to the Closing with respect to the collection of its accounts receivable, it being acknowledged that such Accounts Receivable are the sole property of Buyer and the proceeds of such Accounts Receivable shall be deposited into the accounts of Buyer. During such 120 day period, Buyer shall apply payments from customers to whom Accounts Receivable are attributable first to the payment of Accounts Receivable designated by such customer and, to the extent not designated, to the earliest dated activity that created the customer Account Receivable. On or prior to the date 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a written report disclosing the amount of Accounts Receivable collected as of the date 120 days after the Closing Date and listing the Accounts Receivable that Buyer has not then collected as of such date. Buyer shall have the option, exercisable at the time of the delivery of the foregoing report, of requiring Seller to purchase any or all Accounts Receivable which have not been collected within 120 days after the Closing Date and requiring Seller to pay to Buyer an amount equal to the uncollected amount of such Accounts Receivable to be purchased by Seller, which shall be paid by Seller to Buyer within 14 days of receipt of such report. If Buyer elects to require Seller to purchase any uncollected Accounts Receivable, Buyer shall assign to Seller, free and clear of all liens, claims and encumbrances and effective as of the date 120 days after the Closing Date, such uncollected

Accounts Receivable inclusive of all rights to collect the same. If, at any time following the effective date of the assignment to Seller of uncollected Accounts Receivable, Buyer or any of its affiliates receives payment in respect of such account, the amount received shall be promptly remitted to Seller.

(f)       Further Assurances. Seller, Stockholders, Buyer and ORC agree to
          ------------------
execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effect the transactions provided for herein, including, without limitation, the execution and delivery by Seller of such further instruments of conveyance and transfer as may be necessary to convey and transfer more completely to Buyer the Assets being purchased hereunder. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements.

(g)       Delivery of Property Received After Closing. From and after the
          -------------------------------------------
Closing Date, (i) Buyer shall promptly transfer and deliver to Seller any cash, checks (properly endorsed) or other property, including mail, which Buyer may receive and which may belong to Seller, and (ii) Seller shall promptly transfer and deliver to Buyer any cash, checks (properly endorsed) or other property, including mail, which Seller may receive and which may belong to Buyer.

(h)       Cooperation on Claims. Buyer and Seller shall cooperate in good faith
          ---------------------
with one another in connection with the defense or presentation by any of them of any lawsuits or claims arising out of the conduct of Seller's business. Such cooperation shall include (i) supplying such factual and technical information as it shall possess as the other may reasonably require in connection with any such defense, (ii) making available persons employed by it to testify as fact or expert witnesses at trial and on deposition in connection with such suits, and
(iii) providing
such information as may be required by it to respond to discovery proceedings in any such lawsuits.

(i)       Proration of Taxes.  Buyer, ORC and Seller agree that for Tax bills
          ------------------
received after Closing and covering periods both before and after Closing, the parties will cooperate, prorate and deliver all such bills, calculations and payments, each of the other as may be required to fairly allocate the taxes and payment thereof to the proper responsible party.

12.  Miscellaneous.
     --------------

(a)       Guaranty. ORC hereby unconditionally guarantees to Seller and
          --------
Stockholders the performance of all financial obligations of Buyer under this Agreement.

(b)       Indulgences, Etc. Neither the failure nor any delay on the part of
          ----------------
either party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(c)       Controlling Law.  This Agreement and all questions relating to its
          ----------------
validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Illinois (notwithstanding any conflict-of-law doctrines of either state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(d)       Notices. All notices, requests, demands and other communications
          -------
required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or four days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

          If to Seller or Stockholders:
               Terence W. Cotter
               3150 Salt Creek Lane
               Arlington Heights, IL 60005-5087

               and

               Gary M. Cotter
               3150 Salt Creek Lane
               Arlington Heights, IL 60005-5087

          with a copy, given in the manner prescribed above, to:

               Stewart Dolin, Esquire
               Sachnoff & Weaver, Ltd.
               30 South Wacker Drive
               29th Floor
               Chicago, Illinois 60606-7484

          If to Buyer or ORC:

               Opinion Research Corporation
               23 Orchard Road
               Skillman, NJ 08542-0183
                Attn: John F. Short
                      President and CEO

          with a copy, given in the manner prescribed above, to:

               David Gitlin, Esquire
               Wolf, Block, Schorr and Solis-Cohen LLP
               1650 Arch Street, 22nd Floor
               Philadelphia, PA 19103-2097

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(a)  Exhibits and Schedules.  All Exhibits and Schedules attached hereto are
     -----------------------
hereby incorporated by reference into, and made a part of, this Agreement.

(b)  Binding Nature of Agreement.  This Agreement shall be binding upon and
     ----------------------------
inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(c)  Provisions Separable.  The provisions of this Agreement are independent of
     ---------------------
and separable from each other, and no provision shall be affected or rendered invalid or unenforceable solely because any other or others of them may be invalid or unenforceable in whole or in part.

(d)  Entire Agreement.  This Agreement, the Exhibits, Schedules and documents
     -----------------
referred to herein contain the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by a signed agreement in writing.

(e)  Counterparts.  This Agreement may be executed in one or more counterparts,
     ------------
each of which when so executed shall be deemed an original of this Agreement and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement, and delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement to be executed and delivered hereunder shall be as effective as delivery of a manually executed counterpart thereof.

(f)  Expenses.  All expenses incurred by the parties hereto in connection with
     --------
or related to this Agreement and the transactions contemplated hereby, including without limitation, all expenses of counsel and accountants employed by the parties, shall be borne solely and entirely by the party which has incurred such expense.

(g)  Assignment.  This Agreement may not be assigned by any party hereto without
     ----------
the prior written consent of the other parties hereto; provided, however, that
                                                       --------  -------
(i) Seller may assign its rights and obligations hereunder to Stockholders upon the liquidation and dissolution of the Company, or in contemplation thereof, without the prior written consent of Buyer or ORC, (ii) Buyer may assign its rights and obligations hereunder to ORC or to any other entity controlling, controlled by, or under common control with, ORC and (iii) Buyer may collaterally assign its rights to a lender providing financing for the consummation of the transactions contemplated herein.

(h)  Paragraph Headings.  The paragraph headings in this Agreement are for
     -------------------
convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i)  Arbitration.  Except in the event of the need for equitable relief from a
     ------------
court of competent jurisdiction, and except for enforcement of a party's remedies to the extent such enforcement must be pursuant to a court order under applicable law, any dispute between the parties hereto or under any other document, instrument or writing executed pursuant to this Agreement shall be resolved, by arbitration before three arbitrators pursuant to the rules of the American Arbitration Association. Any dispute for arbitration brought by Seller or any Stockholder against Buyer or ORC shall be arbitrated in Philadelphia, Pennsylvania. Any dispute for arbitration brought by Buyer or ORC against Seller or any Stockholder shall be arbitrated in Chicago, Illinois. The arbitrators shall be selected by a joint agreement of the parties; provided that if they do not so agree within 20 days of the date of the request for arbitration, the selection shall be made pursuant to the rules of the American Arbitration Association. The award rendered by the arbitrators shall be conclusive and binding upon the parties hereto and shall be accompanied by a written opinion of the arbitrators giving the reason therefor. The non-prevailing party shall pay all of the expenses of each party to the arbitration, including the expenses of the arbitrators and reasonable attorneys' fees to the extent so determined by the arbitrators. Nothing in this Agreement shall prevent the parties hereto from settling any dispute by mutual agreement at any time.

(j)  Consent to Jurisdiction, Service of Process, Appointment of Agent.
     -----------------------------------------------------------------

(i) Any court action brought by Seller or any Stockholder against Buyer or ORC shall be adjudicated solely by any Federal court sitting in the City of Philadelphia, Pennsylvania. Any court action brought by Buyer against Seller or any Stockholder shall be adjudicated solely by any Federal court sitting in the City of Chicago, Illinois. Buyer, ORC, Seller and Stockholders hereby irrevocably submit to the jurisdiction of such courts and waive, to the fullest extent permitted by applicable law, any objection which it, they or any of them may now have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such courts and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. Buyer, ORC, Seller and each of Stockholders agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such courts shall be conclusive and binding upon the Buyer, ORC, or Seller or Stockholders, as the case may be, and may be enforced in any courts of the jurisdiction of which the Buyer, ORC, or Seller or Stockholders, as the case may be, are or may be subject by a suit upon such judgment, provided that service or process is effected upon the Buyer, ORC, Seller or Stockholders, as the case may be, in one of the manners specified in subparagraph (ii) below or as otherwise permitted by applicable law.

(ii) Each of Seller, Stockholders, Buyer and ORC hereby consents to process being served in any suit, action or proceeding of the nature referred to in subparagraph (m) or (n)(i) above by the mailing of a copy thereof by registered or certified first-class air mail, postage prepaid, return receipt requested, to such party at its or his address set forth opposite their respective name on Schedule 12(n)(i).

(k)  Gender, Etc.  Words used herein, regardless of the number and gender
     ------------
specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(l)  Number of Days.  In computing the number of days for purposes of this
     ---------------
Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

                                        ORC CONSUMER, INC.


                                        By:  /s/ Kevin P. Croke
                                           ----------------------------
                                           Kevin P. Croke
                                           Secretary


                                        OPINION RESEARCH CORPORATION


                                        By:  /s/ Douglas L. Cox
                                           ----------------------------
                                           Chief Financial Officer


                                        C/J RESEARCH, INC.


                                        By:  /s/ Terence W. Cotter
                                           ----------------------------
                                           Name:  Terence W. Cotter
                                           Title: President


                                        STOCKHOLDERS

                                        /s/ Terence W. Cotter
                                        -------------------------------
                                        Terence W. Cotter

                                        /s/ Gary M. Cotter
                                        -------------------------------
                                        Gary M. Cotter